UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 28, 2013

VIEWPOINT FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34737	27-2176993
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
1309 W. 15th Street, Plano, Texas		75075
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (972) 578-5000
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
EIP. On February 28, 2013, the Board of Directors of ViewPoint Financial Group, Inc. (the "Company"), parent company of ViewPoint Bank, NA (the "Bank"), approved the 2013 Executive Annual Incentive Plan (the "EIP"), which, effective on January 1, 2013 for plan year 2013, replaces the existing Executive Officer Incentive Plan (please see the Company's Current Report on Form 8-K filed with the SEC on January 26, 2011 for more information). Under the new EIP, senior executive officers of the Company are eligible to receive annual cash incentive awards based on the achievement of pre-established corporate performance goals. Participation in the EIP is approved by the Compensation Committee on an annual basis. The EIP will remain in effect until December 31, 2013.
Each participant will have a target award (expressed as a percentage of base earnings) and range that defines their incentive opportunity. Actual awards will be allocated based on specific performance goals defined for each participant and will range from 0% to 170% of target incentives. To activate the EIP, not less than 85% of budgeted net income must be achieved. The EIP will reward performance as measured by net interest margin, efficiency ratio, return on assets and non-performing assets to average total assets. Performance will be measured on a relative basis against a defined banking industry index. In addition to the above listed performance goals relative to the banking industry, a portion of the incentive will reflect an assessment of strategic accomplishments towards the strategic plan of the Company relating to three core initiatives: increasing household penetration, shifting the Bank's asset mix and deposit growth. Performance will be assessed at the end of the fiscal year. Eighty percent of the awards will be calculated formulaically based on the achievement of performance goals relative to the banking industry index, while twenty percent of the awards will be based on a qualitative assessment of progress towards the strategic initiatives.
The foregoing description of the EIP is qualified in its entirety by reference to the full text of the EIP, a copy of which is provided as Exhibit 10.1.

Director's Agreements. On March 6, 2013, the Company entered into a Director's Agreement with directors James B. McCarley, Gary D. Basham, Jack D. Ersman and V. Keith Sockwell. Mr. Basham and Mr. Ersman are members of the Company's 2013 director class, will not seek re-election in 2013, and will serve until their terms expire on the date of the Company's 2013 annual meeting of shareholders (currently expected to be May 16, 2013). The Company's Board of Directors has determined to reduce the size of the Board of Directors to seven positions, effective at the 2013 annual meeting. Mr. McCarley and Mr. Sockwell are members of the Company's 2014 and 2015 director classes respectively, and will retire from the Board of Directors at the Company's annual meeting of shareholders in 2014. Each Director's Agreement provides for: (i) a cash separation benefit ($200,000 for each of Messrs. Basham and Ersman and $180,000 for each of Messrs. McCarley and Sockwell), payable, at the director's election, in a lump sum or four equal annual installments; and (ii) a restricted stock award on the director's retirement date under the Company's 2012 Equity Incentive Plan (15,000 shares for each of Messrs. Basham and Ersman and 10,000 shares for each of Messrs. McCarley and Sockwell), vesting in one-third annual increments beginning on the first anniversary of the award date, with vesting subject to continuous service as an advisory director. The foregoing description of the Director's Agreements is qualified in its entirety by reference to the full text of the Director's Retirement Agreements. Copies of the Director's Agreements entered into with Messrs. McCarley, Basham, Ersman and Sockwell are provided as Exhibits 10.2, 10.3, 10.4 and 10.5 respectively.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	2013 Executive Annual Incentive Plan (EIP)
Exhibit 10.2	Director's Agreement entered into by the Company on March 6, 2013 with James B. McCarley
Exhibit 10.3	Director's Agreement entered into by the Company on March 6, 2013 with Gary D. Basham
Exhibit 10.4	Director's Agreement entered into by the Company on March 6, 2013 with Jack D. Ersman
Exhibit 10.5	Director's Agreement entered into by the Company on March 6, 2013 with V. Keith Sockwell

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWPOINT FINANCIAL GROUP, INC.

Date:	March 6, 2013	By:	/s/ Pathie E. McKee
Pathie E. McKee, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.1	2013 Executive Annual Incentive Plan (EIP)
Exhibit 10.2	Director's Agreement entered into by the Company on March 6, 2013 with James B. McCarley
Exhibit 10.3	Director's Agreement entered into by the Company on March 6, 2013 with Gary D. Basham
Exhibit 10.4	Director's Agreement entered into by the Company on March 6, 2013 with Jack D. Ersman
Exhibit 10.5	Director's Agreement entered into by the Company on March 6, 2013 with V. Keith Sockwell